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As filed with the Securities and Exchange Commission on July 16, 2001

Registration Statement No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

MAIN STREET BANKS, INC.
(Exact name of registrant as specified in its charter)

Georgia	58-2104977
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

676 Chastain Road
Kennesaw, Georgia 30144
(Address and Zip Code of Principal Executive Offices)

Main Street Banks, Inc.
Omnibus Stock Ownership and Long Term Incentive Plan
(Full title of the Plan)

Edward C. Milligan
Main Street Banks, Inc.
676 Chastain Road
Kennesaw, Georgia 30144
(770) 422-2888
(Name and address and telephone number (including area code) of agent for service)

with copies to:
T. Kennerly Carroll, Jr.
Miller & Martin LLP
1275 Peachtree Street, N.E.
Suite 700
Atlanta, Georgia 30309
(404) 962-6406

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of Registration Fee

Common Stock, no par value	800,000 shares	$15.82*	$12,656,000	$3,164.00

    *Represents average of the 5-day high and low.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

    The following documents are incorporated by reference in this Registration Statement:

  (a)
  The Registrant's Annual Report on Form 10-K for its fiscal year ending December 31, 2000, filed with the Securities and Exchange Commission (the "SEC") on April 3, 2001; and

  (b)
  The Registrant's Quarterly Report on Form 10-Q for its quarter ending March 31, 2001, filed with the SEC on May 15, 2001; and

  (c)
  The Registrant's Current Report on Form 8-K, filed with the SEC on May 4, 2001; and

  (d)
  The Registrant's Current Report on Form 8-K filed with the SEC on May 14, 2001; and

  (e)
  All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Registrant document referred to in paragraph (a) above; and

  (f)
  Description of the Registrant's no par value Common Stock is contained at pages 26 through 32 of the Prospectus of Main Street Banks, Inc., formerly known as Westside Financial Corporation (the "Registrant") relating to 600,000 shares of its common stock issued in connection with the merger of Eastside Holding Corporation and the Registrant which is part of the Registration Statement under the Securities Act of 1933 on Form S-4 filed with the SEC on May 23, 1996 (File Number 333-3116).

    All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as modified or superseded.

Item 4. Description of Securities

    Not applicable.

Item 5. Interests of Named Experts and Counsel

    Not applicable.

Item 6. Indemnification of Directors and Officers

    Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code (the "Code") provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if such individual conducted himself in good faith and such individual reasonably believed, in the case of conduct in an official capacity, that such conduct was in the best interests of the corporation and, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, such individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of

Section 14-2-851 of the Code provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under Section 14-2-851 of the Code or in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that personal benefit was improperly received by him.

    Notwithstanding the foregoing, pursuant to Section 14-2-854 of the Code a court may order a corporation to indemnify a director or advance expenses if such court determines that the director is entitled to indemnification under the Code or that it is fair and reasonable to indemnify such director in view of all the relevant circumstances, even if such director has not met the standard of conduct set forth in Section 14-2-851 of the Code, failed to comply with Section 14-2-853 of the Code or was adjudged liable according to Section 14-2-851 of the Code. However, if such director was adjudged liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding. If the court orders indemnification and/or advance of expenses pursuant to Section 14-2-854 of the Code, the court may also order the corporation to pay the director's reasonable expenses in obtaining the court-ordered indemnification or advance of expenses.

    Section 14-2-852 of the Code provides that if a director has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, because he or she is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by the director in connection therewith.

    Section 14-2-857 of the Code provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and if he or she is not a director to such further extent as may be provided in its articles of incorporation, bylaws, a resolution of its board of directors or a contract except for liability arising out of conduct that constitutes: (i) appropriation of any business opportunity of the corporation in violation of his duties; (ii) acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) receipt of an improper personal benefit; or (iv) making distributions in violation of Section 14-2-640 of the Code. Section 14-2-857 of the Code also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court-ordered indemnification or advances for expenses under Section 14-2-854, in each case to the same extent as a director. In addition, Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or by contract.

    Section 14-2-858 of the Code provides that a corporation may purchase and maintain on behalf of a director, officer, employee or agent of a corporation insurance against liability asserted against or incurred by that person serving in such capacity for the corporation or arising from his status.

    Section 9.2(a) of the Registrant's Bylaws (the "Bylaws") provides that the corporation shall indemnify or obligate itself to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if he acted in a manner he believed in good faith to be in, or not opposed to, the best interests of the corporation and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Pursuant to Section 9.2(d), the Corporation may not indemnify a director under Section 9.2 of the Bylaws; (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (ii) in connection with any other proceeding in which he was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification under Section 9.2 is limited to reasonable expenses incurred in connection with the proceeding.

    Section 9.3 of the Bylaws provides that, to the extent a director has been successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, or in defense of any claim, issue or matter therein, because he is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by him in connection therewith.

    According to Section 9.5 of the Bylaws, upon application by the director, a court may order indemnification or advances for expenses if it determines that: (i) the director is entitled to mandatory indemnification pursuant to Section 9.3 of the Bylaws, in which case, the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; (ii) the director is fairly and reasonably entitled to indemnification in view of all relevant circumstances, whether or not he met the standard of conduct contained in Section 9.2(a) of the Bylaws or he was adjudged liable as described in Section 9.2(d); however, if he was adjudged so liable the indemnification shall be limited to reasonable expenses incurred unless otherwise stated by contract, resolution ratified or approved by the stockholders or the Articles of Incorporation (the "Articles"); or (iii) in the case of advances for expenses, the director is entitled to payment, according to the Articles, Bylaws or any resolution or contract, of reasonable expenses incurred as a party to a proceeding in advance of final disposition of the proceeding.

    Section 9.8 of the Bylaws provides that an officer of the corporation who is not a director is entitled to indemnification and advance of expenses to the same extent and subject to the same conditions as a director of the corporation except that there is no provision for court-ordered indemnification or advance of expenses for officers contained in the Bylaws. Employees or agents of the corporation who are not directors are entitled to indemnification and advance of expenses to the same extent and subject to the same conditions as a director of the corporation.

    Section 9.9 of the Bylaws provides that the corporation may purchase and maintain on behalf of a director, officer, employee or agent of the corporation insurance against liability asserted against or incurred by that person serving in such capacity for the corporation or arising from his status with the corporation whether or not the corporation would have the power to indemnify that person under the Bylaws.

    Article 10 of the Articles provides that a director shall not be personally liable for any breach of duty as a director, except for liability for: (i) any appropriation of any business opportunity of the corporation in violation of his duties; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) distributions in violation of the Code; or (iv) any transaction for which the director derived an improper material tangible personal benefit.

Item 7. Exemption from Registration Claimed

    Not applicable.

Item 8. Exhibits

    The following exhibits are filed as part of the Registration Statement:

Exhibit	Description
4.1	Main Street Banks, Inc. Omnibus Stock Ownership and Long Term Incentive Plan
4.2	Main Street Banks, Inc. Omnibus Stock Ownership and Long Term Incentive Plan Option Agreement
4.3	Main Street Banks, Inc. Omnibus Stock Ownership and Long Term Incentive Plan Restricted Stock Grant Agreement
5	Opinion and Consent of Miller & Martin LLP
23.1	Consent of Miller & Martin LLP (contained in Exhibit 5)
23.2	Consent of Ernst & Young, LLP
23.3	Consent of Mauldin & Jenkins, LLC
23.4	Consent of Porter Keadle Moore, LLP
24	Powers of Attorney (included on page 8)

Item 9. Undertakings

    (a) The undersigned Registrant undertakes:

      1.  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      2.  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

      3.  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennesaw, State of Georgia, on this 11th day of July, 2001.

MAIN STREET BANKS, INC.
By:	/s/ EDWARD C. MILLIGAN Edward C. Milligan President and Chief Executive Officer

POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints EDWARD C. MILLIGAN as his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, with either having full authority to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done regarding the aforesaid, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that either of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement, has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BARBARA J. BOND Barbara J. Bond	Secretary and Principal Financial and Accounting Officer	7/11/01
/s/ EUGENE L. ARGO Eugene L. Argo	Director	7/11/01
Robert R. Fowler III	Director
/s/ SAMUEL B. HAY III Samuel B. Hay III	Director	7/11/01

/s/ P. HARRIS HINES P. Harris Hines	Director	7/11/01
/s/ HARRY L. HUDSON, JR. Harry L. Hudson, Jr.	Director	7/11/01
C. Candler Hunt	Director
/s/ EDWARD C. MILLIGAN Edward C. Milligan	Director	7/11/01
/s/ FRANK B. TURNER Frank B. Turner	Director	7/11/01

Index to Exhibits

Exhibit Number	Description	Sequentially Numbered Page

4.1	Main Street Banks, Inc. Omnibus Stock Ownership and Long Term Incentive Plan	11
4.2	Main Street Banks, Inc. Omnibus Stock Ownership and Long Term Incentive Plan Option Agreement	39
4.3	Main Street Banks, Inc. Omnibus Stock Ownership and Long Term Incentive Plan Restricted Stock Grant Agreement	43
5	Opinion and Consent of Miller & Martin LLP	53
23.1	Consent of Miller & Martin LLP (contained in Exhibit 5)
23.2	Consent of Ernst & Young, LLP	55
23.3	Consent of Mauldin & Jenkins, LLC	56
23.4	Consent of Porter Keadle Moore, LLP	57
24	Powers of Attorney (included on page 8)

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PART II
  Item 3. Incorporation of Documents by Reference
  Item 4. Description of Securities
  Item 5. Interests of Named Experts and Counsel
  Item 6. Indemnification of Directors and Officers
  Item 7. Exemption from Registration Claimed
  Item 8. Exhibits
  Item 9. Undertakings
SIGNATURES
POWER OF ATTORNEY
Index to Exhibits